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        Exhibit 14

MAGNA ENTERTAINMENT CORP.
Code of Business Conduct

GENERAL

        This Code of Business Conduct (this "Code") is a statement of guiding principles for the conduct of all of our employees with respect to our business. This Code applies to employees of Magna Entertainment Corp. and its consolidated subsidiaries, collectively referred to in this Code as "our company" or "MEC".

        All of our employees are required to use sound judgment and to act ethically in the performance of their employment responsibilities. Specifically, each of our employees is expected to be familiar with the principles outlined in this Code and to adhere to such principles and to all applicable laws governing our company and its business.

        All employees are expected to report appropriately any indications of illegal or improper conduct of any person or entity involving our company or its business.

        This Code is only intended to be a statement of guiding principles. It is not a contract and is not intended as a detailed guide for all situations you may face.

WAIVERS OF THIS CODE

        This Code applies to our officers and our employees equally. Our directors are also required to abide by the principles of this Code, within the scope of their duties as directors of our company, as if they were employees of our company. Any waiver of this Code for any officer or director of our company must be approved in advance by the Corporate Governance, Human Resources and Compensation Committee of our Board of Directors. Any such waivers will be publicly disclosed by appropriate means and as required by applicable law.

QUESTIONS, REPORTING YOUR CONCERNS AND ENFORCEMENT

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  Questions About this Code of Conduct.  If you have questions regarding this Code or the matters addressed by this Code, please speak with your Manager or immediate Supervisor ("Supervising Manager"). If you do not wish to communicate with that person or you are uncomfortable with the guidance provided, please feel free to contact either the Corporate Secretary (lee.jackson@magnaent.com) or the Chief Operating Officer (don.amos@magnaent.com) at 905-726-2462. If you wish to remain anonymous, you may contact the MEC FYI Line with any questions by calling 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442.

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  How to Report Your Concerns.  If you wish to report or discuss any breaches of this Code or any illegal or unethical conduct relating to our business, please promptly inform your Supervising Manager. Your Supervising Manager will be responsible for resolving the issue and, if necessary, reporting the matter to senior management and our Legal Department.

        If your report involves wrongdoing by your Supervising Manager or you are uncomfortable reporting to your Supervising Manager, please promptly contact your Human Resources Department, the General Manager of your facility or MEC's Chief Executive Officer (tom.hodgson@magnaent.com) at 905-726-2462. If necessary, the person receiving the report will then contact senior management to investigate the matter or delegate its investigation to the appropriate person or committee. Generally, non-material technical violations of this Code or isolated incidents that do not have a material effect on our company should be reported to your Supervising Manager. If you are unsure who to report your concerns to, please call the MEC FYI Line at 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442.

        If you wish to communicate anonymously, you are free to do so, and we will maintain the confidentiality of your communication to the extent possible under applicable laws. Communications intended to be confidential can be made in one of two ways. You may communicate in writing without indicating your name or address by writing to: Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, L4G 7K1, Attention: Chief Executive Officer. Please write "CONFIDENTIAL" conspicuously on the front of the envelope. Alternatively, you can call the MEC FYI Line anonymously at 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442 to report any violations of this Code or to seek guidance on matters involving this Code.

        If you have concerns about accounting, internal accounting controls, or auditing matters relating to our company or your report involves senior management of our company, in addition to making a report as described above, you may also contact the Audit Committee of our Board of Directors directly. Inquiries or communications intended to be anonymous should be mailed in writing without indicating your name or address to Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, L4G 7K1, Attention: Chairman, Audit Committee. Please write "CONFIDENTIAL" conspicuously on the front of the envelope.

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  No Retaliation for Reports.  We encourage our employees to report any concerns about breaches of this Code or any illegal or unethical conduct relating to our business. We do not retaliate or discriminate against employees who honestly report their concerns to us.

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  Do Not Make False Claims.  It is a violation of this Code for any employee knowingly to make false reports of illegal or unethical conduct.

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  Enforcement.  We are committed to enforcing this Code consistently with respect to all of our employees, regardless of title or position. Our officers and other supervising employees are expected to be leaders in demonstrating this personal commitment to the standards outlined in this Code and recognizing indications of illegal or unethical conduct. We will not tolerate violation or circumvention of any laws applicable to our business by any employee during the course of his/her employment or by any agent or representative acting on behalf of our company. We will not tolerate the disregard or circumvention of this Code, any other policies of our company or the engagement in unethical dealings in connection with our company's business. Employees who fail to comply with this Code or to cooperate with any investigation will be subject to disciplinary action, the nature and severity of which will depend upon the violation. Disciplinary action may include termination, referral for criminal prosecution and actions to seek reimbursement of our company or others for any losses or damages resulting from the violation. In addition, consultants, agents, independent contractors and representatives will be required to meet the same standards as our employees and will face the same types of consequences, including termination of any consulting contract, agency or representative relationship with our company.

        Any person making a report of a breach of this Code has the right, if they so choose, to be informed of the resolution of their report.

WE HAVE A DUTY TO ACT IN THE BEST INTERESTS OF OUR STOCKHOLDERS

        Our employees share a duty to protect our assets and manage our business in the best interests of our stockholders.

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  Records and reporting:  All business information, financial or otherwise, pertaining to our company must be accurately and honestly recorded, whether in internal records or in information we release to the public or file with government agencies, and no one shall enter any false or artificial information in our records or reporting systems. Employees are expected to follow any records retention and destruction policies that we may implement and communicate from time to time. It is our company's policy not to destroy or alter our records or documents (in any form) in response to or in anticipation of any legal proceeding or government inquiry or investigation. Criminal liability may be incurred by any person who knowingly falsifies, alters, destroys, mutilates or conceals a record, document or other object with the intent to impede or obstruct an investigation or impair its availability for use in an official proceeding.

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  Disclosure Controls and Procedures.  We are required by applicable securities laws, rules and regulations to maintain effective disclosure controls and procedures so that financial and non-financial information we are required to report in our securities filings is timely and accurately reported both to our senior management and in the filings we make. All employees are expected, within the scope of their employment duties, to support the effectiveness of our disclosure controls and procedures and to provide information which promotes full, fair, accurate, timely and understandable disclosure in reports and documents that our company files with, or submits to government agencies and in our company's other public communications.

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  Stock Trading; Use of Confidential Information.  Any employee who is aware of material nonpublic information concerning our company, or concerning third parties with whom our company does business, is prohibited from buying or selling securities of our company or of those third parties until after the material information has been fully disclosed to the public. Employees must not disclose any of this material nonpublic information to family, friends or others outside the company. Generally, all information concerning the affairs of our company is to be kept confidential and disclosed only to authorized persons for legitimate business purposes, unless and until such information has been publicly disclosed by authorized employees in accordance with our disclosure policies. For more information about this prohibition, please refer to the MEC Insider Trading Policy, a copy of which can be obtained from the Corporate Secretary (lee.jackson@magnaent.com) at 905-726-2462.

        Selective Disclosure Prohibited.    Applicable securities laws, rules and regulations generally prohibit selective disclosure of material nonpublic information to persons outside our company. All employees are expected to keep all material nonpublic information about our company strictly confidential unless and until we have made full public disclosure regarding the information by way of a press release or appropriate filing with securities regulatory authorities.

        Providing Information to the Public.    Our policy is to disseminate material information about our business in a timely manner and only through our employees authorized for this purpose. Employees are not under any circumstance to discuss our company's financial, business or other information with the press (except for those employees expressly authorized for this purpose), at any public venue or on any website, chat room or similar forum. Requests from the media, analysts or stockholders about our company must be forwarded promptly in accordance with our Corporate Disclosure Policy.

        For more information concerning the foregoing disclosure practices, please refer to the MEC Corporate Disclosure Policy, a copy of which can be obtained from the Corporate Secretary (lee.jackson@magnaent.com) at 905-726-2462.

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  Communications.  Communications by our employees on behalf of our company must be for a legitimate business purpose, be appropriate and avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language and unauthorized statements.

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  Use of Company Assets.  Our company's assets are to be used only for our lawful, corporate purposes. All employees should help our company protect its assets from misuse, theft, damage or other loss. Improper or unauthorized personal use of company assets is prohibited. Employees have a duty to protect our trade secrets and other nonpublic information and keep them confidential. Access to our intellectual property and other confidential information is to be limited to those authorized to use them in their duties for the company. If customers or suppliers provide nonpublic information to us in their dealings with us, our employees are expected to protect that information in the same manner as our company's non-public information.

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  Suppliers.  Our contracts with suppliers of products and services to us are to be based exclusively on the best interests of our company and its business, reflect a fair price for the deliverables provided to us and be documented in accordance with appropriate approval, contracting and internal control procedures.

WE ARE COMMITTED TO OUR CUSTOMERS

        We are committed to excellence in service and performance and building strong customer relationships.

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  Customer Relationships.  Our goal is to develop customer loyalty by delivering high quality racing, entertainment, pari-mutuel wagering and hospitality services. We will comply strictly with all applicable horse racing, gaming and other industry laws and standards. Our advertising will be truthful, non-deceptive and fair and we will not make false or deceptive statements about our competitors.

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  Protecting Our Customers' Private Information.  We are committed to treating the confidential information of our customers with a standard of care that meets or exceeds the care we use to protect our own proprietary and confidential information. We are also subject to various privacy laws restricting the manner in which we handle customer and employee information. Our employees are expected to limit access to confidential information about our customers and employees to those individuals in our company who need to know this information to carry out their jobs, and at all times in compliance with applicable privacy laws.

WE RESPECT OUR EMPLOYEES AND OUR EMPLOYEES ARE EXPECTED TO RESPECT EACH OTHER

        Each MEC employee has a duty to promote a positive working environment for all of our employees, our horsemen and their employees who work at our racetracks.

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  Health and Safety.  We are committed to maintaining a healthy and safe working environment. We require all employees to report promptly any unsafe or hazardous conditions, injuries, or accidents connected with our business to their Supervising Manager. If you have any doubts about whether to raise safety-related concerns with your Supervising Manager, always err on the side of disclosure.

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  Duties to Our Fellow Employees.  Harassment or abuse by one employee towards another is prohibited. We will not tolerate any harassment in the workplace on the basis of sex, race, color, religion, national origin, age, disability or any other characteristic protected by law. All of our employees must be allowed to work in an environment free from abuse and harassment. For more information, please refer to our company's Harassment Policy in your employee handbook. If you require a copy of the Harassment Policy, please contact your Human Resources Department or the General Manager of your facility. If you wish to make a report of harassment, please contact your Supervising Manager or Human Resources Department. If you do not feel comfortable reporting an incident of harassment to anyone at your facility, please call the MEC Employee Hotline at 1-800-263-1691. Any good faith reports of harassment or abuse can be made without fear of retaliation although, for legal and practical reasons, they cannot be made anonymously.

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  Compliance with Fair Labor Standards.  Our employment decisions will be based on business-related factors, such as job performance, individual skills and talents, and other business-related factors. We do not discriminate in any aspect of employment based on race, color, religion, sex, marital status, national origin, disability or age, within the meaning of applicable laws.

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  Working Within Our Communities.  We respect our employees' participation in their community and in charitable, religious and political activities, provided that these activities do not unreasonably interfere with their job responsibilities to us. Our employees may not represent that their personal views or activities represent those of our company. Our employees must not engage in any unwanted solicitations or pressure toward other employees relating to charitable, religious or political causes, unrelated to our business.

WE COMPLY WITH ALL APPLICABLE LAWS

        We expect our employees to comply with all applicable laws and regulations affecting our company and its business, whether or not referred to explicitly in this Code. The following is a non-exhaustive summary of certain laws and regulations applicable to our company and its business.

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  Prohibited Corrupt Practices.  Our company must comply with anti-corruption laws that apply to our company's business. Our employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government officials, or employees of enterprises owned or controlled by a government agency. Our employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of company assets, or falsification of records.

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  Prohibited Political Contributions.

    U.S. Political Contributions.    There are various complex laws governing political contributions in the U.S. As a result, we have adopted a policy in respect of U.S. political contributions and gifts to U.S. public officials. All U.S. political contributions and gifts to U.S. public officials (whether in the form of cash, property or services) must be made in compliance with this policy which essentially requires that any U.S. political contributions made by or on behalf of our company be made only after approval is obtained from the applicable political contributions officer. For more details on our policy on U.S. political contributions, please consult the MEC U.S. Political Contributions Policy, a copy of which can be obtained by contacting the Corporate Secretary (lee.jackson@magnaent.com) at 905-726-2462.

    Political Contributions Outside the U.S.    None of our employees shall contribute in our company's name or on our company's behalf, any cash, property or services of any kind for or in support of any political candidate, committee, initiative, or activity outside the U.S. unless it is first approved by an executive officer of our company. No lobbying efforts shall be undertaken in our company's name or on our company's behalf without prior authorization from our Legal Department.

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  Prohibited Loans to Executive Officers and Directors.  Under U.S. law, our company may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of our company.

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  Environmental Laws.  Our employees are required to adhere in all material respects to applicable environmental laws and ensure that all hazardous materials and substances they handle are being handled and disposed of properly. For further information concerning our environmental policies and procedures, please consult our Health & Safety and Environmental Policy, a copy of which can be obtained from the General Manager of your facility.

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  Intellectual Property Laws.  Our employees must take reasonable steps to avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties when conducting business on behalf of our company or using our business systems and facilities.

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  Pari-Mutuel and Other Horse Racing Industry Specific Regulation.  Our employees must adhere in all material respects to all rules and regulations applicable to them as employees working within the horse racing industry, including, without limitation, pari-mutuel wagering laws concerning wagers placed by pari-mutuel staff, if applicable.

OUR EMPLOYEES ARE EXPECTED TO ACT IN THE BEST INTERESTS OF OUR COMPANY AND AVOID CONFLICTS OF INTEREST

        All of our employees must be wary of any investment, business interest or other personal interest that interferes, or even appears to interfere, with their objective ability to act in the best interests of our company. A conflict of interest arises in any situation where an employee's private interests or personal considerations, including potential benefits to the employee's family, may detrimentally affect the independent judgment of the employee to act in the best interests of our company. A conflict of interest also arises where an employee uses his position, confidential information or corporate time or facilities for private gain.

        All employees who, by virtue of their employment duties and responsibilities are in a position to retain or influence the retention of persons or companies to provide goods and services to our company, are required to complete a questionnaire disclosing the direct or indirect business interests of themselves and their immediate family members. For more information on this area, please refer to the MEC Conflict of Interest Policy, a copy of which can be obtained from the Human Resources Department (erna.lennard-white@magnaent.com) by calling 905-726-2462.

WE COMPETE FAIRLY AND ETHICALLY

        We are committed to providing high quality racing, entertainment, pari-mutuel wagering and hospitality services to our customers on a lawful and ethical basis. Our company and its employees must comply with the antitrust and unfair competition laws of the countries in which our company engages in business. Antitrust is the general term for laws that protect the free enterprise system by promoting fair competition and restricting restraints on trade. Generally, these laws prohibit or regulate: attempts to monopolize or otherwise restrain trade, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, selling products and services below cost, "tied selling", and certain other overly restrictive agreements. Employees responsible for any dealings with competitors are expected to know the laws that apply to their business activities, and should speak to the Legal Department as questions arise.

EFFECTIVE DATE

        This Code was implemented and became effective on May 4, 2004.

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MAGNA ENTERTAINMENT CORP. Code of Business Conduct